Exhibit 99.1

EASTERLY GOVERNMENT PROPERTIES COMPLETES ACQUISITION OF

137,671 SF U.S. CITIZENSHIP AND IMMIGRATION SERVICES

PROPERTY IN LINCOLN, NEBRASKA

WASHINGTON, D.C. – November 16, 2015 – Easterly Government Properties, Inc. (NYSE: DEA), a fully integrated real estate investment trust focused primarily on the acquisition, development and management of Class A commercial properties leased to the U.S. Government, announced today that it has closed on the acquisition of a 137,671 square foot U.S. Citizenship and Immigration Services property in Lincoln, NE.

The U.S. Citizenship and Immigration Services (USCIS) agency is part of the Department of Homeland Security and is the government agency that oversees lawful immigration to the United States. USCIS administers the nation’s immigration system by providing a number of services, including the management of citizenship and naturalization processes, family member immigration, and U.S. work eligibility and authorizations.

The USCIS - Lincoln property is part of the USCIS Nebraska Service Center, one of four national USCIS service centers across the country. Personnel at the USCIS - Lincoln property administer citizenship, naturalization and other residency-related processes for 20 states across the Midwest and Northwest United States.

“With a mission to ensure the integrity of the U.S. immigration system, the USCIS strives to administer the nation’s immigration system fairly, honestly and correctly” said William C. Trimble III, Chief Executive Officer of Easterly Government Properties, Inc. “The functions of the USCIS which are housed at the USCIS - Lincoln property are critical in strengthening the nation against increasing national and global security threats.”

The USCIS - Lincoln property was built-to-suit in 2005 and is currently 100% leased to the GSA on behalf of USCIS with five years remaining on an initial 15-year lease.

“The team at Easterly continues to execute on our robust pipeline in a disciplined way” said Darrell Crate, Chairman of Easterly Government Properties, Inc. “Over 96% of Easterly’s lease income is backed by the full faith and credit of the United States government, and the addition of USCIS - Lincoln is anticipated to bring Pro forma Cash NOI to a run-rate annualized level of nearly $56 million. This represents approximately 15% growth from the annualized Cash NOI levels reported at the time of our IPO in February, 2015.”

About Easterly Government Properties, Inc.

Easterly Government Properties, Inc. (NYSE:DEA) is based in Washington, D.C., and focuses primarily on the acquisition, development and management of Class A commercial properties that are leased to the U.S. Government. Easterly’s experienced management team brings specialized insight into the strategy and needs of mission-critical U.S. Government agencies for properties leased through the U.S. General Services Administration (GSA). For further information on the company and its properties, please visit www.easterlyreit.com.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “expect,” “intend,” “project,” “anticipate,” “position,” and other similar terms and phrases, including references to assumptions and forecasts of future operating and financial results (such as Pro forma Cash Net Operating Income (NOI)). Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to those risks and uncertainties associated with our business described from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K filed on March 30, 2015. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of the date of this release, and we undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

Net Operating Income (NOI) is calculated as total property revenues (rental income, tenant reimbursements and other income) less property operating expenses and real estate taxes from the properties owned by the Company. Cash NOI excludes from NOI straight-line rent and amortization of above-/below-market leases. NOI presented by the Company may not be comparable to NOI reported by other REITs that define NOI differently. NOI should not be considered an alternative to net income as an indication of our performance or to cash flows as a measure of the Company’s liquidity or its ability to make distributions.

Pro forma indicates the calculation of the Company’s financial results excluding the impact of any one-time, non-recurring expenses related to its initial public offering, including legal and accounting fees and new entity formation costs.

Contact:

Easterly Government Properties, Inc.

Alison M. Bernard

Chief Financial Officer

202-971-9867

IR@easterlyreit.com